Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Reliance Steel & Aluminum Co. Board of Directors Appoints Mark V. Kaminski Lead Director

Los Angeles, CA – January 16, 2015 -- Reliance Steel & Aluminum Co. (NYSE:RS) announced today that Mark V. Kaminski, a member of Reliance’s board of directors, has been elected as the independent Lead Director effective January 15, 2015.  Mr. Kaminski succeeds Douglas M. Hayes as Reliance’s independent Lead Director.  Mr. Hayes will remain a member of Reliance’s board of directors.

As the independent Lead Director, Mr. Kaminski will preside at executive sessions of Reliance’s independent directors, facilitate information flow and communication between the independent directors and management, call meetings of the independent directors, approve board meeting schedules and agendas, and perform the additional duties specified in Reliance’s Principles of Corporate Governance, available at www.rsac.com.

David H. Hannah, CEO and Chairman of Reliance, said, “We are extremely pleased to welcome Mark as our Lead Director.  We also want to take this opportunity to thank Doug for his outstanding service as Lead Director.  He continues to be a valued contributor to Reliance’s Board of Directors.”

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a

350 South Grand Avenue, Suite 5100 I Los Angeles CA 90071 I Phone: 213-687-7700 I Fax: 213-687-8792 I www.rsac.com broad range of industries. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com.

CONTACT:

Brenda Miyamoto

Investor Relations

(213) 576-2428

investor@rsac.com

or Addo Communications

(310) 829-5400

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